Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-120141) and Form S-3 (File No. 333-115364) of Cytomedix, Inc. of our report dated February 23, 2007 (except as to Notes 2, 11, 12 and 13 which are as of November 13, 2007), with respect to the balance sheet of Cytomedix, Inc. as of December 31, 2006 and the related statements of operations, stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2006 and the schedule appearing under Item 15(a)(2) for 2006 and 2005, which appears on page 26 in this 2007 annual report on Form 10-K for the year ended December 31, 2007.

/s/ L J Soldinger Associates, LLC

Deer Park, Illinois
March 25, 2008